EXHIBIT 10.1

January 31, 2002

                              CONSULTING AGREEMENT


This Agreement (this "Agreement") is entered into as of January 2, 2003, by and between Capco Energy, Inc. ("Company") having as its principal place of business located at 1401 Blake Street, Denver Colorado 80202 and Lawrence I. Kravetz an individual , having as his principal place of business located at 7825 Fay Avenue La Jolla , California 92037, ("Consultant").

The parties hereto agree as follows:

1. ENGAGEMENT. Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the request of Company, independent financial, advisory and consulting services for Company and its affiliates, to the best of its ability, upon the terms and conditions hereinafter set forth.

2. TERM. The term of this Agreement shall begin as of the date of this Agreement and shall terminate six (6) months from the date first entered above unless terminated or extended by the parties named above by written notice sent to the address identified in Paragraph 10 below.

3. COMPENSATION. As compensation for all services rendered by Consultant under this Agreement, Company shall pay Consultant the following sums:

                  During the term of this Agreement Company shall (1) pay to Consultant $2,500 upon signing this agreement, (2) pay to consultant the sum of $2,500 per month thereafter commencing February 1, 2003 and continuing until this agreement expires. All such compensation shall be payable without deduction. In addition to the cash Company shall grant to consultant an Option to purchase 300,0000 common shares of the company's stock at $0.81 per share said option agreement to be valid for three (3) years from the date this agreement is executed by the parties. Company agrees to register said shares as S-8 shares immediately upon execution of the stock option agreement by Consultant. Company shall be responsible for drafting the option agreement. Said agreement shall be completed and presented to Consultant no later than 5:00 P.M. Pacific Time on January 15, 2003.

4. DUTIES. Consultant shall hold itself available to render, and shall render at the request of Company from time to time, consulting and strategic planning for the Company. Consultant shall render such services conscientiously and shall devote its efforts and abilities thereto, at such times during the term hereof, and in such manner, as Company and Company shall mutually agree, it being acknowledged that Consultant's services shall be non-exclusive and performed at such places and at such times as are reasonably convenient to Consultant. Consultant shall observe all policies and directives promulgated from time to time by Company's Board of Directors or Officers.


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5. EXPENSES. Consultant shall be reimbursed by Company for all reasonable business expenses which are deductible by Company for U.S. Federal income tax purposes and which were incurred by Consultant during the performance of its services hereunder; provided, any such reimbursement in excess of $1,000 in any month, shall require Company's prior written approval. Company's obligation to reimburse Consultant pursuant to this subparagraph shall be subject to the presentation to Company by Consultant of an itemized account of such expenditures, together with supporting vouchers, in accordance with Company's policies as in effect from time to time.

6. INDEPENDENT CONTRACTOR. It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder.

7. DISCLOSURE OF INFORMATION.
Consultant shall not disclose or appropriate to its own use, or to the use of any third party, at any time during or subsequent to the term of this Agreement, any secret or confidential information of Company or any of Company's affiliates or subsidiaries of which Consultant has been or hereafter becomes informed, whether or not developed by Consultant, including, but not limited to, information pertaining to customer lists, services, methods, processes, prices, profits, contract terms or operating procedures, except as required in connection with Consultant's performance of this Agreement, or as required by a governmental authority. Company shall have the right to obtain injunctive relief, without bond, for violation of the terms of this paragraph and the terms of this paragraph shall survive the term of this Agreement.

8. ASSIGNMENT. This Agreement is a personal one, being entered into in reliance upon and in consideration of the skill and qualifications of Consultant. Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of Company. Any attempted assignment or transfer by Consultant of its obligation without such consent shall be wholly void.

9. MODIFICATION OF AGREEMENT. This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

10. NOTICE. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, addressed as follows:

IF TO CONSULTANT:                           IF TO COMPANY:
----------------                            -------------
Lawrence I. Kravetz                         Capco Energy, Inc.
7825 Fey Avenue                             1401 Blake Street
La Jolla, CA 92037                          Denver Colorado 80202
Attention: Lawrence I. Kravetz              Attention: Ilyas Chaudhary

or to such other address as the parties hereto may specify, in writing, from time to time.


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11. WAIVER OF BREACH. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12. TITLES. The titles of the Sections herein are for convenience of reference only and are not to be considered in construing this Agreement.

13. GOVERNING LAW. This Agreement has been executed and delivered in the State of California, and its interpretation, validity, and performance shall be construed and enforced in accordance with the laws of such State without reference to its statutes regarding conflict of laws.

14. ENTIRE AGREEMENT. This Agreement contains the entire contract of the parties with respect to the subject matter hereof and supercedes all agreements and understandings between the parties concerning the subject matter hereof.

Executed, as of the date first above written.

Lawrence I. Kravetz                            CAPCO ENERGY

/s/ Lawrence I. Kravetz               By     /s/ Ilyas Chaudhary
-----------------------                      -------------------
Lawrence I. Kravetz                          Ilyas Chaudhary
                                             President



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